Exhibit 99.1

CEVA Appoints Maria Marced, President of TSMC Europe, to Board of Directors

MOUNTAIN VIEW, Calif., December 12, 2016 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of signal processing IP for smarter, connected devices, today announced that Maria Marced, President of TSMC Europe BV., has been appointed to its board of directors, as an independent non-executive director, effective December 8, 2016. The appointment brings the total size of the board to eight members.

“We are delighted to announce Maria’s appointment to our board and look forward to her valuable contributions,” said Peter McManamon, Chairman of the Board of CEVA. “Maria is a reputable executive with extensive management experience from a number of large semiconductor companies. Maria will provide CEVA with a broad perspective on the semiconductor landscape and end market trends as we continue to grow and diversify the Company.”

As President of TSMC Europe, Ms. Marced has responsibility for driving the development, strategy and management of TSMC’s business in Europe. Before joining TSMC, Maria was Senior Vice President and General Manager of Sales and Marketing at NXP Semiconductors/Philips Semiconductors. Maria joined Philips Semiconductor in September 2003 as Senior Vice President and General Manager of the Connected Multimedia Solutions Business Unit overseeing Philips’ semiconductor solutions for connected consumer applications. Previous to her work with Philips, Maria was employed at Intel where she developed her professional career for more than 19 years, reaching the top position in the Europe, Middle East and Africa region as Vice President and General Manager. She currently serves as Chairwoman of the EMEA Leadership Council of the GSA (Global Semiconductor Alliance).

About CEVA, Inc.

CEVA is the leading licensor of signal processing IP for a smarter, connected world. We partner with semiconductor companies and OEMs worldwide to create power-efficient, intelligent and connected devices for a range of end markets, including mobile, consumer, automotive, industrial and IoT. Our ultra-low-power IPs for vision, audio, communications and connectivity include comprehensive DSP-based platforms for LTE/LTE-A/5G baseband processing in handsets, infrastructure and machine-to-machine devices, computer vision and computational photography for any camera-enabled device, audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For connectivity, we offer the industry’s most widely adopted IPs for Bluetooth (low energy and dual mode), Wi-Fi (802.11 a/b/g/n/ac up to 4x4) and serial storage (SATA and SAS). Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube and LinkedIn.

For more information, contact:

Richard Kingston

VP, Market Intelligence, Investor & Public Relations

+1.650.417.7976

richard.kingston@ceva-dsp.com